UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the

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LAKELAND FINANCIAL CORPORATION

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P.O. Box 1387 • Warsaw, Indiana 46581 • (574) 267-6144

January 13, 2009

Dear Shareholder:

On behalf of the board of directors and management of Lakeland Financial Corporation, we cordially invite you to attend the special meeting of shareholders of Lakeland Financial Corporation to be held on February 24, 2009, at Lake City Bank’s Training Center located at 109 South Buffalo Street in Warsaw, Indiana.

The accompanying Notice of Special Meeting of shareholders and proxy statement discuss the business to be conducted at the meeting. As a shareholder, you are being asked to approve an amendment to our articles of incorporation to authorize our board of directors to issue shares of preferred stock.

We are asking for your approval to amend our articles at this time because certain capital-raising opportunities have been proposed by the U.S. Department of the Treasury. On October 14, 2008, Treasury announced that it was prepared to invest up to $250 billion in financial institutions by purchasing preferred stock, together with warrants to acquire common stock, from eligible institutions. On December 18, 2008, we received preliminary approval from Treasury to participate in the program for up to approximately $56.0 million. Shareholder approval of the proposed amendment to our articles is a prerequisite to our participation in Treasury’s capital program. While we believe that our current capital position remains strong, our board of directors has concluded that the additional capital that can be raised through Treasury’s capital program could be put to good use by the Company to strengthen its capital ratios and favorably position us to take advantage of additional lending opportunities in communities we serve or provide for further expansion. Even in the absence of Treasury’s capital program, however, our board believes that having the additional class of preferred stock will provide us with additional flexibility for raising capital in the future for various purposes.

The vote required to amend our articles is the affirmative vote of a majority of the outstanding shares of our common stock. Therefore it is important that your shares be voted. In order for your shares to be represented at the meeting you must return the enclosed proxy card, vote by telephone or Internet or attend the meeting and vote in person. Your affirmative vote on these matters is important, and we appreciate your continued support. Our directors and executive officers will be present at the special meeting to respond to any questions you may have.

We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the special meeting.

Very truly yours,

Michael L. Kubacki

Chairman of the Board, President and Chief Executive Officer

P.O. Box 1387 • Warsaw, Indiana 46581 • (574) 267-6144

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 24, 2009

To Our Shareholders:

A special meeting of the shareholders of Lakeland Financial Corporation will be held on February 24, 2009, at 3:00 p.m. at Lake City Bank’s Training Center located at 109 South Buffalo Street in Warsaw, Indiana, to consider and vote upon the following matters:

1.

Approval of a proposed amendment to Lakeland Financial Corporation’s articles of incorporation to authorize issuance of up to 1,000,000 shares of preferred stock. A copy of the proposed amendment is set forth in Appendix A to this Proxy Statement.

2.

Approval of any adjournment of the special meeting, if necessary to solicit additional proxies in order to approve the proposed amendment to Lakeland Financial Corporation’s articles of incorporation; and

3.	Such other business as may properly come before the special meeting or any adjournment thereof.

Our board of directors is not aware of any other business to come before the special meeting.

The close of business on December 31, 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Lakeland Financial Corporation has unanimously approved the proposed amendment to our articles and unanimously recommends that shareholders vote “FOR” approval of the proposal.

January 13, 2009

By order of the board of directors

Kristin L. Pruitt
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

LAKELAND FINANCIAL CORPORATION

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

FEBRUARY 24, 2009

This proxy statement is being furnished to shareholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting to be held at Lake City Bank’s Training Center located at 109 South Buffalo Street in Warsaw, Indiana, on February 24, 2009 at 3:00 p.m., or at any adjournments or postponements of the meeting. This proxy statement is first being mailed to shareholders on or about January 13, 2009.

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “Lakeland,” “we,” “our,” and “us” all refer to Lakeland Financial Corporation and its subsidiaries.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on December 31, 2008, the record date for the special meeting, you owned shares of Lakeland’s common stock. This proxy statement describes the matter that will be presented for consideration by the shareholders at the special meeting to be held on February 24, 2009. It also gives you information concerning the matter to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

Our board of directors voted to adopt a resolution, subject to shareholder approval, to amend our articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock. The amendment will vest in our board of directors the authority to determine by resolution the terms of one or more series of preferred stock, including the preferences, rights and limitations of each series. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. A copy of this amendment is set forth as Appendix A to this proxy statement. You are being asked to approve this amendment.

Why does the Board deem the amendment to the articles to be necessary?

On November 14, 2008, we applied for an investment from the U.S. Department of the Treasury pursuant to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, which is described below. On December 18, 2008, Treasury preliminarily approved our application to sell up to $56.044 million of preferred stock to Treasury pursuant to this program. The Capital Purchase Program was adopted pursuant to the recently-enacted Emergency Economic Stabilization Act of 2008. The authorization of preferred stock will be required before we can participate in the Capital Purchase Program because the form of Treasury’s investment pursuant to the Capital Purchase Program will be senior preferred stock, and our articles currently limit equity capital issuance exclusively to common stock. In order to participate in the Capital Purchase Program, we must receive shareholder approval to issue the senior preferred stock. In addition, amending the articles to authorize preferred stock will enable the board to issue preferred shares in other transactions from time to time without further shareholder approvals and thereby provide the Company with maximum flexibility in possible future capital raising opportunities which may be deemed advisable and in the best interests of the Company and its shareholders.

What is the TARP Capital Purchase Program?

On October 14, 2008, Treasury announced the creation of the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, Treasury will purchase shares of senior preferred stock from qualifying banks, bank holding companies and other financial institutions. The senior preferred stock will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The senior preferred stock purchased by Treasury will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The senior preferred stock will be non-voting, other than voting rights on matters that could adversely affect the shares. The shares of senior preferred stock will be callable after three years at 100 percent of issue price plus any accrued and unpaid dividends. Prior to the end of three years, the senior preferred stock may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

Institutions that issue shares of senior preferred stock to Treasury under the Capital Purchase Program also will be required to issue to Treasury warrants to purchase shares of the institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment from Treasury. The initial exercise price for the warrants issued to Treasury will be based on the average closing prices of the institution’s common stock over the 20 trading days ending on the last trading day prior to the date the institution’s application for participation in the Capital Purchase Program was preliminarily approved by Treasury.

Is Lakeland considering participation in the TARP Capital Purchase Program because its financial outlook is unfavorable? If not, why does Lakeland want to participate?

No. As of September 30, 2008, we had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations and our financial performance in 2008 has been strong. Our board believes, however, that it is prudent for us to participate in the Capital Purchase Program because: (i) the cost of capital under the Capital Purchase Program may be significantly lower than the cost of capital otherwise available to us at this time; and (ii) despite being well-capitalized, additional capital received under Treasury’s program will enable us to strengthen our capital ratios and favorably position us to take advantage of additional lending opportunities in our primary market areas and to consider further expansion opportunities.

How much capital would Lakeland raise by participating in the TARP Capital Purchase Program?

The minimum subscription amount available to an institution participating in the Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of risk-weighted assets. As of September 30, 2008, the value of our risk-weighted assets was approximately $1.9 billion. We have been preliminarily approved to receive the maximum three percent of risk-weighted assets, or $56.044 million, from Treasury.

Would the issuance of preferred shares to Treasury and/or other third parties adversely affect the rights of holders of common stock?

The rights of the holders of common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future, whether those holders are Treasury or other third parties. See “Terms of Capital Purchase Program—General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders” and “Effect of the Preferred Stock Upon Holders of Common Stock” under “PROPOSAL 1.”

Would the issuance of warrants to Treasury adversely affect the rights of holders of common stock?

If we participate in the TARP Capital Purchase Program, we also must issue warrants to Treasury to purchase a number of shares of our common stock having a market value equal to 15 percent of the aggregate liquidation amount of the shares of senior preferred stock purchased by Treasury. The exercise price of the warrants, and the market value for determining the number of shares of common stock subject to the warrants, would be determined by reference to the average closing prices of our common stock over the 20 trading days ending on the last trading day prior to the date that our application for participation in the Capital Purchase Program was approved, which was $21.20. If the warrants issued to Treasury are exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares. See “TARP Capital Purchase Program—General Terms of the TARP Capital Purchase Program Warrants and Dilution of Common Stockholders.”

Would Lakeland’s participation in the TARP Capital Purchase Program impose any other restrictions on its activities?

Yes. Treasury’s consent would be required for any increase in common dividends per share or certain repurchases of our common stock until the third anniversary of the date of Treasury’s investment unless prior to such third anniversary the senior preferred stock issued to Treasury is redeemed in whole or Treasury has transferred all of the senior preferred stock to third parties. In addition, companies participating in the Capital Purchase Program must adopt Treasury’s limitations on executive compensation and corporate governance for the period during which Treasury holds equity issued under the program. These restrictions apply to all participating financial institutions.

Further, if the cumulative dividends are not paid in full on the senior preferred stock for any six dividend periods, whether or not consecutive, Treasury would have the right to elect two directors of our board until dividends have been paid in full for four consecutive dividend periods. Finally, we would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of senior preferred stock, as well as the warrants and the shares of common stock underlying the warrants, as soon as practicable after the date of Treasury’s investment in the senior preferred stock.

What will the terms of the authorized preferred stock be?

You are not being asked to approve preferred stock with specific terms. The terms of any series of preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity rates and similar matters will be determined by our board of directors at a later date without further action by our shareholders. However, it is expected that a portion of the newly-authorized preferred stock will be issued to Treasury under the Capital Purchase Program in the form of senior preferred stock. The senior preferred stock would have a liquidation preference of $1,000 per share, and would be senior to common stock, would not be subject to any contractual restrictions on transfer and would be non-voting (other than certain class voting rights).

Cumulative dividends would be payable on the senior preferred stock at a rate of 5 percent per annum until the fifth anniversary of the issuance of the senior preferred stock and at a rate of 9 percent per annum thereafter. The senior preferred stock could not be redeemed for a period of three years from the date of issuance, except with the proceeds from the sale by the qualified institution of Tier 1 qualifying perpetual preferred stock or common stock for cash. All redemptions of the senior preferred stock would be at 100 percent of its issue price plus any accrued and unpaid dividends. Any redemption of the senior preferred stock would be subject to the approval of our primary federal bank regulator, the Board of Governors of the Federal Reserve System. See “Terms of Capital Purchase Program” for a detailed explanation of the specific terms of the senior preferred stock to be issued to Treasury.

The Company is seeking authorization of 1,000,000 shares of preferred stock. A maximum of 56,044 shares of preferred stock may be issued to Treasury in connection with the Capital Purchase Program. The additional authorized shares of preferred stock may be issued by the Company in order to raise additional capital, or for other strategic purposes, without additional shareholder approval.

What will happen if the shareholders fail to approve the proposed amendment authorizing the issuance of preferred stock?

If the shareholders of the Company fail to approve the amendment of our articles to authorize a class of blank check preferred stock, we would not be eligible to participate in the Capital Purchase Program and therefore would not qualify to receive an equity investment from Treasury, even though we have been preliminarily approved by Treasury. A failure to qualify for the Capital Purchase Program would eliminate a potential source of capital to strengthen our capital position and favorably position us to take advantage of additional lending opportunities in our primary market areas and could put us at a competitive disadvantage compared to our competitors.

How do I vote?

After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” the approval of the amendment to our articles to authorize the issuance of shares of preferred stock.

If you are a beneficial owner and a broker or other fiduciary is the record holder (or in what is usually referred to as “street name”), then you received this proxy statement from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary, you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the special meeting, you should complete and return your proxy card in advance of the special meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries cannot vote on non-routine matters, such as an amendment to the articles of incorporation, unless they have received voting instructions from the person for whom they are holding shares. Accordingly, you provide voting instructions to your broker or fiduciary holding your shares by carefully following the instructions your broker or fiduciary gives you concerning its procedures.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•

signing another proxy card with a later date and returning that proxy card to our transfer agent, which automatically revokes your earlier proxy, by mail (or by telephone or Internet if that method was used for your initial proxy submissions);

•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: Lakeland Financial Corporation, P.O. Box 1387, Warsaw, Indiana 46581-1387, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the special meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or
•	has properly submitted a signed proxy card or other form or proxy.

On December 31, 2008, the record date, there were 12,266,849shares of common stock issued and outstanding. Therefore, at least 6,133,425 shares need to be present at the special meeting.

What options do I have in voting the proposal?

You may vote “for,” “against” or “abstain” on the proposal to approve the amendment to our articles.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed to approve the proposed amendment to our articles?

The proposal to approve the amendment to our articles must receive the affirmative vote of a majority of the shares outstanding. Broker non-votes will count for purposes of determining whether or not a quorum is present on the matter and will count as votes “against” the proposal.

Do I have appraisal or dissenters’ rights if I oppose the proposal to amend the articles of incorporation?

No. Under Indiana law, you are not entitled to exercise appraisal or dissenters’ rights as a result of the proposed amendment to our articles of incorporation.

How many shares are owned by affiliates of Lakeland?

As of November 28, 2008, our directors and named executive officers owned 792,702 shares, all of which are entitled to vote. These shares constitute approximately 6.32 percent of the total shares outstanding and entitled to be voted at the special meeting. We expect all directors and executive officers to vote in favor of the proposal.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results also will be disclosed in our Form 10-Q for the quarter ended March 31, 2009.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. We have retained Morrow & Co., LLC to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $5,500 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL 1:

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF LAKELAND FINANCIAL CORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK

Our board of directors voted to adopt, subject to the approval of a majority of the outstanding shares of common stock, an amendment to our articles of incorporation authorizing the issuance of up to 1,000,000 shares of blank check preferred stock. The Indiana Business Corporation Law requires approval of this amendment by our shareholders before such amendment can be filed with the Indiana Secretary of State. Our board of directors unanimously recommends that shareholders vote “FOR” approval of this amendment.

The complete text of the form of the amendment to our articles of incorporation for the authorization of preferred stock is set forth in Appendix A to this proxy statement. Such text is, however, subject to revision for such changes as may be required by the Indiana Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate. If shareholders approve and authorize the proposed amendment, we intend to, promptly following the special meeting, file articles of amendment to our articles of incorporation. The amendment will become effective upon filing the prescribed articles of amendment with the Indiana Secretary of State.

Summary

Our board of directors recommends that the shareholders approve the proposed amendment to our articles to authorize the issuance of preferred stock, as described in this proxy statement. The amendment will allow the board of directors to issue preferred stock with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors from time to time. The preferred stock to be authorized is commonly referred to as blank check preferred stock. Our current articles only permit the issuance of common stock.

This amendment is a prerequisite for Lakeland to participate in the recently announced voluntary program for direct investment in financial institutions by the U.S. Department of the Treasury (as described below) because, without such amendment, we would not have any authorized shares of preferred stock available to sell to Treasury. Our board of directors believes that the proposed amendment will, generally, give Lakeland flexibility in structuring capital-raising transactions and acquisitions in the future and, specifically, would enable us to participate in Treasury’s voluntary program if we elect to participate.

TARP Capital Purchase Program

General. In response to the current financial crisis, on October 14, 2008, Treasury announced that pursuant to the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary program (the Capital Purchase Program) for certain financial institutions to raise low-cost capital by selling senior preferred stock directly to Treasury. The stated objective of the Capital Purchase Program is to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Capital Purchase Program will provide capital to financial institutions on attractive terms and conditions. For your further information, we have attached Treasury’s term sheet summarizing the terms and conditions of its proposed investments as Appendix B to this proxy statement. The minimum subscription amount available to an institution participating in the Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of risk-weighted assets. As of September 30, 2008, the value of our risk-weighted assets was approximately $1.9 billion. We have been preliminarily approved to receive up to the maximum three percent of risk-weighted assets, or $56.044 million, from Treasury. As of the date of this proxy statement, our board intends to accept the maximum amount.

In conjunction with a potential purchase of our senior preferred shares, Treasury would receive warrants to purchase shares of our common stock with an aggregate market price equal to approximately $8.4 million, or 15 percent of the senior preferred stock investment from the Treasury (assuming we participate to the maximum amount for which we are eligible). The Lakeland common stock underlying these warrants represents approximately 3% percent of Lakeland’s outstanding common shares at November 28, 2008 (based on an initial exercise price of $21.20, which was the 20 trading day trailing average of our common stock’s closing price as of December 17, 2008, the trading day before we received preliminary approval).

In order to be eligible for participation in the Capital Purchase Program, we must be authorized to issue preferred stock. If Proposal 1 is not approved, we will be unable to participate in the Capital Purchase Program.

Estimated Proceeds. As previously discussed, under the Capital Purchase Program, eligible financial institutions can generally apply to issue shares of preferred stock to Treasury ranging from a minimum of one percent to a maximum of three percent of each participating institution’s “risk-weighted assets.” Our risk weighted assets as of September 30, 2008 were approximately $1.9 billion, and we applied to receive the maximum amount or $56.044 million. We were accepted to receive up to the maximum and, as of the date of this proxy statement, our board intends to accept the full amount for which we have been approved.

Use and Effect of Capital Purchase Program Proceeds. We would utilize the proceeds from Treasury’s investment in senior preferred shares to further strengthen our capital position and to take advantage of additional lending opportunities in our primary market areas and to potentially fund future expansion opportunities. As a traditional community bank, Lake City Bank gathers local deposits and deploys them primarily into loans within the local communities that we serve. We are committed to helping the businesses and consumers in our communities access suitable credit. Prior to such deployment, the funds may provide additional liquidity and reduce current borrowings or augment investments. Should circumstances present us with an opportunity to acquire another financial institution in our primary market areas, our board would contemplate such usage as well.

General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders. If we participate in the Capital Purchase Program, Treasury would purchase shares of senior cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share. The senior preferred stock issued to Treasury would constitute Tier 1 capital and would rank senior to our common stock shareholders. Cumulative dividends would be payable on the senior preferred stock quarterly in arrears at a rate of 5 percent per annum for the first five years and 9 percent per annum after year five.

The senior preferred stock issued to Treasury pursuant to the Capital Purchase Program would be non-voting shares, but would have class voting rights on: (i) any authorization or issuance of shares ranking senior to the senior preferred stock; (ii) any amendment to the rights of the holders of the senior preferred stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the senior preferred stock. In the event the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the senior preferred stock would have the right to elect two directors of our board. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The senior preferred stock issued to Treasury pursuant to the Capital Purchase Program would be redeemable by us after three years at its issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the senior preferred stock could only be redeemed by us using the proceeds of an offering of other Tier 1 qualifying perpetual preferred stock or common stock (referred to as a qualified equity offering) which yields aggregate gross proceeds to us of at least 25 percent of the issue price of the senior preferred stock. Any such redemption must be approved by our primary federal bank regulator, the Board of Governors of the Federal Reserve System. Treasury would be permitted to transfer the shares of senior preferred stock to a third party at any time.

General Terms of the Capital Purchase Program Warrants and Dilution of Common Shareholders. If we participate in the Capital Purchase Program, we also must issue warrants to Treasury to purchase a number of shares of our common stock having a market value equal to 15 percent of the aggregate liquidation amount of the shares of senior preferred stock purchased by Treasury. The exercise price of the warrants, and the market value for determining the number of shares of common stock subject to the warrants, would be determined by reference to the average closing prices of our common stock over the 20 trading days ending on the last trading day prior to the date that our application for participation in the Capital Purchase Program was approved, which was $21.20. The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock. The number of shares of our common stock that would be purchased under the warrants issued to Treasury would be approximately 396,550 (based on the exercise price of $21.20). This amount represents approximately 3% of our total outstanding shares of common stock as of November 28, 2008.

The warrants issued to Treasury pursuant to the Capital Purchase Program would have a term of ten years. They would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings and (ii) December 31, 2009. If we received aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the warrants would be reduced by 50 percent. Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the warrants; persons to whom Treasury subsequently transferred these shares would not be bound by this voting restriction.

If the warrants issued to Treasury are exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.

Registration of Capital Purchase Program Shares and Warrants. We would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of senior preferred stock, as well as the warrants (defined above) and the shares of common stock underlying the warrants, as soon as practicable after the date of Treasury’s investment in the senior preferred stock.

Limitations on Executive Compensation Due to Capital Purchase Program Participation

In order to participate in the Capital Purchase Program, we and our executive officers will agree to certain limits on executive compensation for our chief executive officer, chief financial officer and our three next most highly compensated officers. Specifically, we must:

•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;
•

implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” (as defined in the Internal Revenue Code of 1986, as amended) to any such executive; and
•	agree not to deduct for tax purposes any executive compensation in excess of $500,000 for each such executive.

We will enter into an Omnibus Amendment Agreement with each of our senior executive officers covered by the foregoing executive compensation limitations whereby each executive agrees that all of our compensation and benefit programs be amended to the extent necessary to comply with Section 111(b) of the EESA and the guidance promulgated thereunder during such time as Treasury owns any of our debt or equity securities.

As an additional condition to participation in the TARP Capital Purchase Program, we and our executive officers are required to grant to Treasury waivers releasing Treasury from any claims that we and our executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any applicable guidance or regulations issued by the Secretary of the Treasury.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007, and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, in the case of the statement of income data, and September 30, 2008, in the case of the balance sheet data.

•	The issuance of $56.044 million of preferred stock to Treasury under the Capital Purchase Program.
•

The issuance of warrants to purchase 396,538 shares of Lakeland common stock assuming a purchase price of $21.20 per share (trailing 20-day Lakeland average closing price as of December 17, 2008, which was the last trading day prior to date of receipt of Treasury’s preliminary approval for our participation in the Capital Purchase Program).

•	The reduction in short-term borrowings both for the year ended December 31, 2007, and the nine months ended September 30, 2008. 1

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007, and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors, including the rates on loans that we make with proceeds from the Capital Purchase Program, any subsequent changes in Lakeland’s common stock price, and the discount rate used to determine the fair value of the preferred stock.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our stockholders approving the proposed amendments to our articles of incorporation described in this proxy statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposals to amend our articles of incorporation. Our future

_________________________

1  The SEC wants issuers to assume the initial deployment of the funds in one of the following ways: reduction in current short term borrowings or noninterest bearing accounts, investment in Federal Funds, investment in mortgage backed securities or other securities. This form assumes reduction in short term borrowings.

results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

Lakeland Financial Corporation
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
	Historical	As Adjusted
	(unaudited)
Balance Sheet:
Total Liabilities (1)	$ 2,101,113	$ 2,045,069

Preferred stock	$ 0	$ 56,044
Discount on preferred stock (2)	0	(3,682)
Warrants	0	3,682
Common stock	1,453	1,453
Additional paid-in capital	19,760	19,760
Treasury stock	(1,535)	(1,535)
Retained earnings	138,842	138,842
Accumulated other comprehensive loss	(5,162)	(5,162)
Total stockholders' equity	$ 153,358	$ 209,402

Capital Ratios:
Total risk-based captial to risk-weighted assets ratio	10.76%	13.76%
Tier 1 captial ratio	9.79%	12.79%
Leverage ratio	8.30%	10.85%
Equity to assets ratio	6.80%	9.29%
Tangible equity to tangible assets ratio	6.62%	9.11%

(1)	Assumes that proceeds are initially used to reduce short-term borrowings (consisting of brokered certificates of deposit).

(2)

The discount is based on the value that is allocated to the warrants upon issuance. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Lakeland’s common stock price of $21.20, dividend yield of 2.92%, stock price volatility of 40.97%, as well as assumptions regarding the risk-free interest rate at 2.20%. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).

Lakeland Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Historical 12			Pro forma 12
	Months Ended			Months Ended
	12/31/07	Adjustments		12/31/07

Net interest income	$ 54,556	2,982	(1)	57,538
Provision for loan losses	4,298	0		4,298
Net interest income after provision for loan losses	50,258	2,982		53,240
Noninterest income	19,580	0		19,580
Noninterest expense	42,261	0		42,261
Income before income tax expense	27,577	2,982		30,559
Income tax expense	8,366	1,208	(2)	9,574
Net Income	19,211	1,774		20,985
Less: Preferred stock dividends	0	3,430	(3)	3,430
Income available to common shareholders	$ 19,211	(1,656)		17,555

Basic earnings per share available to common shareholders	$ 1.58	(0.14)		1.44

Diluted earnings per share available to common shareholders	$ 1.55	(0.14)		1.41

Weighted average shares outstanding
Basic	12,188,594	0		12,188,594
Diluted	12,424,137	0	(4)	12,424,137

(1)

Assumes that the $56.044 million in Capital Purchase Program proceeds are used to reduce short-term borrowings with an interest rate of 5.32% which represents the average yield on the Company’s brokered certificates of deposit for 2007. The actual impact to net interest income would be different as Lakeland expects to utilize a portion of the proceeds to fund loan growth, grow investments and fund acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and the timing of any such acquisitions.

(2)	Additional income tax expense at a combined federal and state rate of 40.525% is attributable to additional net interest income as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate (which amounts to $2,802,000) as well as the accretion on discount on preferred stock upon issuance. The discount is based on the value that is allocated to the warrants upon issuance (which amounts to $3,682,000). The discount is accretive back to par value on a constant effective yield method using a 6.55% rate (which consists of an effective rate for the dividends of 6.12% and an effective rate of 0.43% for the discount accretion) over a five year term, which is the expected life of the preferred stock issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance)

rate on the preferred stock, and assumptions underlying the value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Lakeland’s common stock price of $21.20, dividend yield of 2.92%, stock price volatility of 40.97%, as well as assumptions regarding the risk-free interest rate at 2.20%. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share.

(4)

As described in the Section titled “General Terms of the Capital Purchase Program Warrants and Dilution of Common Stockholders,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 396,538 shares of Lakeland common stock. The pro forma adjustment does not show any increase in diluted shares as the strike price of the warrants of $21.20 (based on the trailing 20 day Lakeland average closing share price as of December 17, 2008) was above the closing price of $20.90 on December 31, 2007.. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Lakeland Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)
unaudited

	Historical 9			Pro forma 9
	Months Ended			Months Ended
	09/30/08	Adjustments		09/30/08

Net interest income	$ 47,276	1,606	(1)	48,882
Provision for loan losses	7,884	0		7,884
Net interest income after provision for loan losses	39,392	1,606		40,998
Noninterest income	17,943	0		17,943
Noninterest expense	34,937	0		34,937
Income before income tax expense	22,398	1,606		24,004
Income tax expense	7,136	651	(2)	7,787
Net Income	15,262	955		16,217
Less: Preferred stock dividends	0	2,572	(3)	2,572
Income available to common shareholders	$ 15,262	(1,617)		13,645

Basic earnings per share available to common shareholders	$ 1.25	(0.14)		1.11

Diluted earnings per share available to common shareholders	$ 1.23	(0.14)		1.09

Weighted average shares outstanding
Basic	12,256,389	0		12,256,389
Diluted	12,454,426	13,724	(4)	12,468,150

(1)

Assumes that the $56.044 million in Capital Purchase Program proceeds are used to reduce short-term borrowings with an interest rate of 3.82%, which represents the average yield on the Company’s brokered certificates of deposit for the first nine months of 2008. The actual impact to net interest income would be different as Lakeland expects to utilize a portion of the proceeds to fund loan growth, grow investments and fund acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and the timing of any such acquisitions.

(2)	Income tax expense at a combined federal and state rate of 40.525% is attributable to change in net interest income as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate (which amounts to $2,102,000) as well as the accretion on discount on preferred stock upon issuance. The discount is based on the value that is allocated to the warrants upon issuance (which amounts to $3,682,000). The discount is accretive back to par value on a constant effective yield method using a 6.55% rate (which consists of an effective rate for the dividends of 6.12% and an effective rate of 0.43% for the discount accretion) over a five year term, which is the expected life of the preferred stock issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Lakeland’s common stock price of $21.20, dividend yield at 2.92%, stock price volatility of 40.97%, as well as assumptions regarding the risk-free interest rate at 2.20%. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share.

(4)

As described in the Section titled “General Terms of the Capital Purchase Program Warrants and Dilution of Common Stockholders,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 396,538 shares of Lakeland common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $21.20 (based on the trailing 20 day Lakeland average share price as of December 17, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Potential Anti-Takeover Effect of Preferred Stock

Although the board of directors does not intend to issue, without prior shareholder approval, any series of preferred stock for any defensive or anti-takeover purpose or with features specifically intended to make any attempted acquisition of Lakeland more difficult or costly, the proposal to amend our articles of incorporation could have certain unintended anti-takeover effects.  For example, shares of the authorized preferred stock could be issued (in a transaction other than pursuant to the Capital Purchase Program) in such amounts and on such terms so as to make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. In addition, the presence of outstanding preferred stock (including preferred stock issued pursuant to the Capital Purchase Program) potentially could increase the total consideration to be paid by a potential acquiror, depending on the terms of the preferred stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of our common stock.

Reasons for Authorizing Preferred Stock

Our board of directors believes that the creation of a class of blank check preferred stock is advisable and in the best interests of the Company and its shareholders for several reasons. First, as discussed in detail above, we have received preliminary approval to participate in Treasury’s Capital Purchase Program for up to approximately $56.0 million. The authorization of blank check preferred stock will be required before we can participate in the Capital Purchase Program because the form of Treasury’s investment pursuant to the Capital Purchase Program will be senior preferred stock. If our shareholders reject the amendment, we will be unable to participate in the Capital Purchase Program.

Even if we were not considering participating in the Capital Purchase Program, our board believes that creating a class of blank check preferred stock nevertheless is advisable because it will supplement our authorized common stock by creating an undesignated class of preferred stock to increase our flexibility in structuring capital-raising transactions and potential future acquisitions. In addition, blank check preferred stock may be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. Our board of directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue preferred stock will enable us to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital stock. Our board of directors believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in our best interests and in the best interests of our shareholders. Assuming the proposed amendment to our articles is approved by our shareholders, if we participate in the Capital Purchase Program and issue up to 56,044 shares of senior preferred stock to Treasury, we will have remaining 943,956 shares of authorized but unissued blank check preferred stock that may be used from time to time for any of the foregoing purposes.

Description of the Preferred Stock

If the proposed amendment to our articles is approved by our shareholders, and if we participate in the Capital Purchase Program to the maximum amount, we will issue 56,044 shares of senior preferred stock to Treasury with the terms and conditions as described above under “Terms of the Capital Purchase Program—General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders” and as set forth in the Capital Purchase Program term sheet attached as Appendix B. Any additional shares of preferred stock issued in the future may have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors from time to time, including, but not limited to:

•	the distinctive serial designation and the number of shares constituting a series;
•

the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

•

the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

•

whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

•

the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the company prior to any payment or distribution of the assets of the company to any class or classes of stock of the company ranking junior to the series;

•

whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

•

whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the company and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•

any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of these articles of incorporation.

The preferred stock would be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules. For example, under the rules and policies of the Nasdaq Stock Market LLC, shareholder approval is required for any potential issuance of 20% or more of our outstanding shares of common stock (including upon conversion of convertible preferred stock) in connection with acquisitions or discounted private placements.

Effect of the Preferred Stock Upon Holders of Common Stock

As previously discussed, if shares of senior preferred stock are issued to Treasury pursuant to the Capital Purchase Program, holders of common stock will be effected in the following manner:

•	each share of senior preferred stock will have a liquidation preference of $1,000 over the shares of our common stock;
•	dividends cannot be paid on our common stock unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid;
•	prior to the third anniversary of Treasury’s investment in us, dividends on our common stock cannot be increased without first obtaining the consent of Treasury;

•	prior to the third anniversary of Treasury’s investment in us, we cannot repurchase shares of our common stock without first obtaining the consent of Treasury; and
•

if we fail to pay dividends on the senior preferred stock for any six dividend periods, Treasury (or other holders of the senior preferred stock) will have the right to elect two directors to our board.

Additionally, the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until our board determines the specific rights of the holders of such preferred stock. Our board will have authority to, among other things, establish variety of terms for the preferred stock, as described above.

The effects of the issuance of preferred stock upon holders of our common stock might include, among other things:

•	restricting our ability to declare dividends or the amount of such dividends on the common stock;
•	restricting our ability to repurchase outstanding common stock;
•	diluting the voting power of the common stock; and
•	a change in the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by the shareholders.

Required Vote

Assuming the existence of a quorum, the proposal to approve the amendment to our articles of incorporation must receive the affirmative vote of a majority of the shares outstanding. Broker non-votes will count for purposes of determining whether or not a quorum is present on the matter and will count as votes “against” the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at November 28, 2008, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table, which can be found later in this proxy statement, and by all directors and executive officers of Lakeland Financial Corporation as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of November 28, 2008.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1,2)	Percent of Class

5% Shareholders
Lakeland Financial Corporation 401(k) Plan Post Office Box 1387 Warsaw, Indiana 46581-1387	733,584(3)	5.96%
Directors and Nominees
Robert E. Bartels, Jr.	2,200(4)	*
L. Craig Fulmer	56,918(5)	*
Thomas A. Hiatt	2,210(6)	*
Michael L. Kubacki	163,472(7)	1.30%
Allan J. Ludwig	57,427(8)	*
Charles E. Niemier	79,672(9)	*
Emily E. Pichon	4,000(10)	*
Richard L. Pletcher	36,782(11)	*
Steven D. Ross	9,448(12)	*
Donald B. Steininger	44,506(13)	*
Terry L. Tucker	36,628(14)	*
M. Scott Welch	32,119(15)	*
Other Named Executive Officers
David M. Findlay	78,204(16)	*
Charles D. Smith	113,131(17)	*
Kevin L. Deardorff	53,594(18)	*

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1,2)	Percent of Class
James D. Westerfield	2,590	*

All directors and executive officers as a group (19 persons)	792,702(19)	6.32%

*Indicates that the individual or entity owns less than one percent of Lakeland Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on November 28, 2008 was 12,307,998.
(2)

The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)

This information has been supplied by Fidelity Investments which serves as trustee of the trust for the plan. Participant employees of Lakeland Financial Corporation and Lake City Bank exercise voting and investment power over the shares held in their respective participant accounts. Lake City Bank exercises sole investment power over those shares not allocated to any participant account.

(4)	Includes 2,000 options, which are currently exercisable, over which Mr. Bartels has no voting power and sole investment power.
(5)

Includes 5,706 shares held by Mr. Fulmer’s individual retirement account, as to which shares he shares voting and investment power; 600 shares held by Mr. Fulmer’s wife’s individual retirement account, as to which shares he shares voting and investment power; 6,350 options, which are currently exercisable, over which Mr. Fulmer has no voting power and sole investment power; and 17,971 shares credited to Mr. Fulmer’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(6)

Includes 600 shares held by Mr. Hiatt’s wife’s individual retirement account, as to which shares he shares voting and investment power; and 1,589 shares credited to Mr. Hiatt’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(7)

Includes 200 shares owned by Mr. Kubacki’s son and 600 shares held in a trust in which he serves as co-trustee and 47,000 options, which are currently exercisable, over which Mr. Kubacki has no voting power and sole investment power.

(8)

Includes 14,384 shares held by Ludwig Investments, as to which shares Mr. Ludwig exercises voting and investment power; 16,000 shares held by Mr. Ludwig’s individual retirement account, as to which shares he exercises voting and investment power; 4,000 shares held by Mr. Ludwig’s wife’s retirement account, as to which shares Mr. Ludwig disclaims any beneficial interest; 7,350 options, which are currently exercisable, over which Mr. Ludwig has no voting power and sole investment power; and 15,693 shares credited to Mr. Ludwig’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(9)

Includes 40,755 shares held by Mr. Niemier’s individual retirement account, as to which shares he shares voting and investment power; 4,412 shares held by Mr. Niemier’s wife’s individual retirement account, as to which shares he disclaims any beneficial interest; 8,606 shares held in Mr. Niemier’s 401(k) plan, as to which shares he shares voting and investment power; 1,000 options, which are currently exercisable, over which Mr. Niemier has no voting power and sole investment power; and 14,471 shares credited to Mr. Niemier’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(10)	Includes 3,000 options, which are currently exercisable, over which Ms. Pichon has no voting power and sole investment power.
(11)

Includes 1,580 shares held by Mr. Pletcher's individual retirement account. Also included are 1,580 shares held by Mr. Pletcher's wife's individual retirement account, with respect to which shares Mr. Pletcher disclaims any beneficial interest; 6,350 options, which are currently exercisable, over which Mr. Pletcher has no voting power and sole investment power; and 24,383 shares credited to Mr. Pletcher’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(12)	Includes 200 shares owned by Mr. Ross’s daughter and 2,400 options, which are currently exercisable, over which Mr. Ross has no voting power and sole investment power.
(13)

Includes 14,835 shares held by Mr. Steininger’s individual retirement account, as to which shares he exercises voting and investment power, 2,400 shares held by Mr. Steininger’s wife’s individual retirement account, as to which shares he shares voting and investment power; and 4,271 shares credited to Mr. Steininger’s account as of November 6, 2008 under terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(14)

Includes 6,350 options, which are currently exercisable, over which Mr. Tucker has no voting power and sole investment power; and 15,886 shares credited to Mr. Tucker’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(15)

Includes 1,400 shares held by Mr. Welch’s wife’s individual retirement account, as to which shares he shares voting and investment power; 6,350 options, which are currently exercisable, over which Mr. Welch has no voting power and sole investment power; and 11,769 shares credited to Mr. Welch’s account as of November 6, 2008 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(16)	Includes 70,000 options, which are currently exercisable, over which Mr. Findlay has no voting power and sole investment power.
(17)

Includes 592 shares owned by Mr. Smith’s wife, as to which shares he disclaims any beneficial interest and 36,000 options, which are currently exercisable, over which Mr. Smith has no voting power and sole investment power.

(18)	Includes 41,758 options, which are currently exercisable, over which Mr. Deardorff has no voting power and sole investment power.
(19)	This includes shares which have been allocated to executive officers under the 401(k) plan through December 31, 2007.

SHAREHOLDER PROPOSALS

In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of Lakeland Financial Corporation for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must have been received by our corporate secretary on or before November 8, 2008, and must have complied with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals.

OTHER MATTERS

Our board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

APPENDIX A

PROPOSED AMENDMENTS TO THE ARTICLES

The proposed amendment to Lakeland Financial Corporation’s Articles of Incorporation would delete current Article V in its entirety and replace it with the following Article V.

* * * *

ARTICLE V

          Section 1.       The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 91 million (91,000,000) shares, which are divided into two classes as follows:

                      (a)       one million (1,000,000) shares of preferred stock, no par value (the “Preferred Stock”); and

                      (b)       ninety million (90,000,000) shares of common stock with a par value of $1.00 per share (the “Common Stock”).

          Section 2.       The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

                   Paragraph 1.    Preferred Stock. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors, and as are not stated and expressed in these articles of incorporation or any amendment thereto, including, but not limited to, determination of any of the following:

          (a)       the distinctive serial designation and the number of shares constituting a series;

          (b)       the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

          (c)       the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

          (d)       whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

          (e)       the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;

          (f)        whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

          (g)       whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

          (h)       any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of these articles of incorporation.

Paragraph 2.	Common Stock.

(a)       Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

(b)       In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination hereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.

(c)       Except as may be otherwise required by law or in these articles of incorporation or any amendment thereto, each holder of Common Stock has one vote in respect of each share of stock held by the holder of record on the books of the Corporation on all matters voted upon by the shareholders. No shareholder shall have cumulative voting rights for the election of directors.

APPENDIX B

U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE

PROGRAM TERM SHEET

Summary of Senior Preferred Terms

Issuer:

Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and

“U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands.The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).
Size:

QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:

Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.
Dividend:

The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:

Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common Dividends:

The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting Rights:

The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:

The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:

The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years
Exercisability:	Immediately exercisable, in whole or in part

Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.
Reduction:

In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:

In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:

In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.